Exhibit 99.1

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External Investor Relations Contact: Kirin Smith PCG Advisory Group (646) 863-6519 ksmith@pcgadvisory.com	Company Investor Relations/ Media Contact: Todd Waltz (408) 213-0940 investors@aemetis.com

Aemetis Reports Third Quarter 2025 Financial Results

Revenue up $7 million Compared to Second Quarter 2025

Quarter Highlights

●	Revenue $59.2 M, up $7 M over Q2 2025, driven by India Oil Marketing Company (OMC) orders and stronger ethanol prices/volumes.
●	Biogas milestone: 12 operating digesters generated 114,000 MMBtu and $4 M revenue.
●	California Ethanol: Operated at lower grind rate to maximize margins; continued investment in carbon-intensity (CI) reduction.
●	Aemetis signed an agreement with NPL Construction to build a $30 million Mechanical Vapor Recompression (MVR) system that is expected to increase cash flow from operations by $32 million annually. FO with IPO experience joined; India subsidiary targeting IPO in 2026.
●	Cash increased to $5.6 M, up from $1.6 M in Q2, supporting project execution in India.

CUPERTINO, Calif. – November 6, 2025 - Aemetis, Inc. (NASDAQ: AMTX), a renewable natural gas and renewable fuels company focused on low and negative carbon intensity products that lower fuel costs and reduce emissions, today reported financial results for the three and nine months ended September 30, 2025.

“Revenues of $59.2 million during the third quarter of 2025 are an increase of $7 million from the prior quarter, reflecting continued execution across our California Ethanol and Dairy Renewable Natural Gas segments, and fulfillment of new India Oil Marketing Companies orders,” said Todd Waltz, Chief Financial Officer of Aemetis. “We are pleased with third-quarter revenues for biogas that fully monetize the seven newly approved CARB RNG pathways.”

“The MVR system will positively improve the economics of our fuel ethanol business, and is expected to add $32 million to annual cash flow from operations,” said Eric McAfee, Chairman and CEO of Aemetis. “We have signed $57 million of new equipment purchase and installation contracts for the MVR and dairy RNG projects this year on favorable terms and without current shareholder dilution. After the September 2025 completion of the multi-dairy biogas digester, we are now planning to sell $20 million of Section 45Z and Section 48 tax credits.”

Today, Aemetis will host an earnings review call at 11:00 a.m. Pacific time (PT).

Live Participant Dial In (Toll Free): +1-888-506-0062 entry code 188767
Live Participant Dial In (International): +1-973-528-0011 entry code 188767

Webcast URL:  https://www.webcaster5.com/Webcast/Page/2211/53150

For details on the call, please visit http://www.aemetis.com/investors/conference-calls/

Financial Results for the Three Months Ended September 30, 2025

Total revenues during the third quarter of 2025 were $59.2 million compared to $81.4 million for the third quarter of 2024. Our Keyes plant operated at a slightly lower grind rate to maximize margins during the third quarter of 2025. Our Dairy Natural Gas segment produced 114,000 MMBtu from twelve operating dairy digesters and reported $4 million of revenue. Our India Biodiesel business recognized $14.5 million of revenue primarily from the new allocation that converted into sales to the India Oil Marketing Companies during the third quarter of 2025.

Gross loss for the third quarter of 2025 was $58 thousand compared to a $3.9 million gross profit during the third quarter of 2024.

Selling, general and administrative expenses were $8.5 million during the third quarter of 2025 which was a $700 thousand increase from $7.8 million during the same period in 2024.

Operating loss was $8.5 million for the third quarter of 2025, compared to an operating loss of $3.9 million for the same period in 2024.

Interest expense, excluding accretion of Series A preferred units in the Aemetis Biogas LLC subsidiary, increased slightly to $13 million during the third quarter of 2025 compared to $11.7 million during the third quarter of 2024. Additionally, Aemetis Biogas recognized $2.0 million of accretion of Series A preferred units during the third quarter of 2025, a decrease from $3.3 million during the third quarter of 2024.

Net loss was $23.7 million for the third quarter of 2025, compared to a net loss of $17.9 million for the third quarter of 2024

Cash at the end of the third quarter of 2025 was $5.6 million compared to $900 thousand at the close of 2024. We recorded investments in capital projects related to the reduction of the carbon intensity of Aemetis ethanol and construction of dairy digesters of $4.1 million for the third quarter of 2025.

Financial Results for the Nine Months Ended September 30, 2025

Revenues were $154.3 million for the first nine months of 2025 compared to $220.6 million for the first nine months of 2024, with the lower amount primarily due to  reductions in biodiesel contracts in India from the government-owned Oil Marketing Companies.

Gross loss for the first nine months of 2025 was $8.5 million compared to a gross profit of $1.5 million during the first nine months of 2024.

Selling, general and administrative expenses were $26.2 million during the first nine months of 2025 compared to $28.4 million during the first nine months of 2024, including the recognition of a loss on asset disposals of $3.6 million during the first nine months of 2024.

Operating loss was $34.7 million for the first nine months of 2025 compared to $26.9 million for the first nine months of 2024.

Interest expense was $39 million during the first nine months of 2025, excluding accretion and other expenses of Series A preferred units in our Aemetis Biogas LLC subsidiary, compared to interest expense of $34.0 million during the first nine months of 2024. Additionally, our Aemetis Biogas LLC subsidiary recognized $6.3 million of accretion and other expenses in connection with preference payments on its preferred units during the first nine months of 2025 compared to $10.1 million during the first nine months of 2024.

Net loss for the first nine months of 2025 was $71.7 million, flat from a net loss of $71.3 million during the same period of 2024.

Investments in capital projects of $9.4 million were made during the first three quarters of 2025, including investments in capital projects related to Aemetis Biogas of $7.4 million.

About Aemetis

Headquartered in Cupertino, California, Aemetis is a renewable natural gas, renewable fuel, and biochemicals company focused on the operation, acquisition, development, and commercialization of innovative technologies that lower fuel costs and reduce emissions. Founded in 2006, Aemetis is operating and actively expanding a California biogas digester network and pipeline system to convert dairy waste gas into Renewable Natural Gas. Aemetis owns and operates a 65 million gallon per year ethanol production facility in California’s Central Valley near Modesto that supplies about 80 dairies with animal feed. Aemetis owns and operates an 80 million gallon per year production facility on the East Coast of India producing high quality distilled biodiesel and refined glycerin for customers in India and Europe. Aemetis is developing a sustainable aviation fuel (SAF) and renewable diesel fuel biorefinery in California to utilize renewable hydrogen, hydroelectric power, and renewable oils to produce low carbon intensity renewable jet and diesel fuel. For additional information about Aemetis, please visit www.aemetis.com.

Non-GAAP Financial Information

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Adjusted EBITDA is defined as net income/(loss) plus (to the extent deducted in calculating such net income) interest and amortization expense, income tax expense or benefit, accretion expense, depreciation expense, loss on asset disposal, gain on debt extinguishment and share-based compensation expense.

Adjusted EBITDA is not calculated in accordance with GAAP and should not be considered as an alternative to net income/(loss), operating income or any other performance measures derived in accordance with GAAP or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry in which we operate. In addition, management uses Adjusted EBITDA for reviewing financial results and for budgeting and planning purposes. EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

Safe Harbor Statement

This news release contains forward-looking statements, including statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events or other statements that are not historical facts. Forward-looking statements in this news release include, without limitation, statements relating to our five-year growth plan; trends in market conditions with respect to prices for inputs for our products versus prices for our products; our ability to fund, develop, build, maintain and operate digesters, facilities and pipelines for our dairy renewable natural gas segment; our ability to fund, develop and operate our SAF, renewable diesel, and carbon capture and sequestration projects, including obtaining required permits; our ability to receive awarded grants by meeting all of the required conditions, including meeting the minimum contributions; our intention to repurchase the Series A preferred units relating to our Aemetis Biogas subsidiary and the expected valuation premium thereof; and our ability to raise additional capital, including through a subsidiary IPO or other means. Words or phrases such as “anticipates,” “may,” “will,” “should,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “showing signs,” “targets,” “will likely result,” “will continue” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on current assumptions and predictions and are subject to numerous risks and uncertainties. Actual results or events could differ materially from those set forth or implied by such forward-looking statements and related assumptions due to certain factors, including, without limitation, competition in the ethanol, RNG, biodiesel and other industries in which we operate, commodity market risks including those that may result from current weather conditions, financial market risks, customer adoption, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filed documents. We are not obligated, and do not intend, to update any of these forward-looking statements at any time unless an update is required by applicable securities laws.

(Tables follow)

AEMETIS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2025	2024	2025	2024

Revenues	$59,190	$81,441	$154,319	$220,636
Cost of goods sold	59,248	77,563	162,812	219,176
Gross profit (loss)	(58)	3,878	(8,493)	1,460

Selling, general and administrative expenses	8,450	7,750	26,244	28,400
Operating loss	(8,508)	(3,872)	(34,737)	(26,940)

Other expense (income):
Interest expense
Interest rate expense	11,889	10,096	34,142	29,092
Debt related fees and amortization expense	1,061	1,651	4,831	4,892
Accretion and other expenses of Series A preferred units	2,034	3,267	6,345	10,055
Other (income) expense	249	(1,225)	(1,078)	(1,176)
Loss before income taxes	(23,741)	(17,661)	(78,977)	(69,803)
Income tax expense (benefit)	6	274	(7,306)	1,537
Net loss	$(23,747)	$(17,935)	$(71,671)	$(71,340)

Net loss per common share
Basic	$(0.37)	$(0.38)	$(1.24)	$(1.60)
Diluted	$(0.37)	$(0.38)	$(1.24)	$(1.60)

Weighted average shares outstanding
Basic	63,699	47,216	58,027	44,517
Diluted	63,699	47,216	58,027	44,517

AEMETIS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	September 30, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,584	$898
Accounts receivable	1,649	1,805
Inventories	4,777	25,442
Tax credit sale receivable	-	12,300
Prepaid and other current assets	3,544	4,251
Total current assets	15,554	44,696

Property, plant and equipment, net	209,965	199,392
Other assets	15,600	15,214
Total assets	$241,119	$259,302

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$29,903	$33,139
Current portion of long term debt	266,106	63,745
Short term borrowings	20,609	26,789
Other current liabilities	26,747	20,295
Total current liabilities	343,365	143,968

Total long term liabilities	202,606	379,262

Stockholders' deficit:
Common stock	65	51
Additional paid-in capital	336,814	305,329
Accumulated deficit	(634,613)	(562,942)
Accumulated other comprehensive loss	(7,118)	(6,366)
Total stockholders' deficit	(304,852)	(263,928)
Total liabilities and stockholders' deficit	$241,119	$259,302

AEMETIS, INC.
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME/(LOSS)
(unaudited, in thousands)

	For the three months ended September 30,		For the nine months ended September 30,
EBITDA Calculation	2025	2024	2025	2024

Net income (loss)	$(23,747)	$(17,935)	$(71,671)	$(71,340)
Adjustments
Interest and amortization expense	12,962	11,759	39,008	34,020
Depreciation expense	2,326	2,274	7,033	6,121
Accretion of Series A preferred units	2,034	3,267	6,345	10,055
Loss (gain) on asset disposal	(4)	-	(4)	3,644
Share-based compensation	1,385	1,982	5,126	6,928
Income tax expense (benefit)	6	274	(7,306)	1,537
Gain on debt extinguishment	-	(162)	-	(162)
Total adjustments	18,709	19,394	50,202	62,143

Adjusted EBITDA	$(5,038)	$1,459	$(21,469)	$(9,197)

AEMETIS, INC.
PRODUCTION AND PRICE PERFORMANCE
(unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2025	2024	2025	2024

California Ethanol
Ethanol
Gallons sold (in millions)	14.7	15.5	42.6	44.4
Average sales price/gallon	$2.13	$2.12	$2.04	$1.97
Percent of nameplate capacity	107%	113%	103%	108%
WDG
Tons sold (in thousands)	96	106	280	305
Average sales price/ton	$76	$84	$83	$90
Delivered Cost of Corn
Bushels ground (in millions)	5.0	5.5	14.4	15.6
Average delivered cost / bushel	$5.95	$6.07	$6.33	$6.25

California Dairy Renewable Natural Gas
Renewable Natural Gas
MMBtu sold (in thousands)	114.0	86.0	291.3	234.8
Average price per MMBtu	$3.45	$2.77	$3.24	$2.88
RINs
RINs sold (in thousands)	1,020.4	935.3	2,172.2	2,042.6
Average price per RIN	$2.37	$3.37	$2.50	$3.23
LCFS
LCFS credits sold (in thousands)	22.2	20.0	52.2	43.0
Average price per LCFS credit	$53.50	$43.00	$59.80	$55.16

India Biodiesel
Biodiesel
Metric tons sold (in thousands)	12.5	26.0	21.0	73.5
Average Sales Price/Metric ton	$1,112	$1,198	$1,117	$1,167
Percent of Nameplate Capacity	33.4%	69.3%	18.7%	65.4%
Refined Glycerin
Metric tons sold (in thousands)	0.5	1.5	0.6	5.4
Average Sales Price/Metric ton	$1,012	$720	$952	$621